THE FIRST NATIONAL BANK OF ALTAVISTA

                      Financial Statements

                      December 31, 1996 and 1995

                      (With Independent Auditors' Report Thereon)

THE FIRST NATIONAL BANK OF ALTAVISTA


Table of Contents

December 31, 1996 and 1995



================================================================================
                                                                            Page

Independent Auditors' Report ................................................ 1

Balance Sheets .............................................................. 2

Statements of Income ........................................................ 3

Statements of Changes in Stockholders' Equity ............................... 4

Statements of Cash Flows .................................................... 5

Notes to Financial Statements ............................................... 7


================================================================================

Independent Auditors' Report



The Board of Directors and Stockholders
The First National Bank of Altavista:


We have audited the accompanying balance sheets of The First National Bank of Altavista as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First National Bank of Altavista as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                               KPMG Peat Marwick LLP


Roanoke, Virginia
January 8, 1997

THE FIRST NATIONAL BANK OF ALTAVISTA

Balance Sheets

December 31, 1996 and 1995

(In thousands, except share data)


------------------------------------------------------------------------------------------------------------

Assets                                                                              1996               1995
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
      Cash and due from banks (note 2)                                         $   3,159              2,576
      Federal funds sold                                                           2,585              3,589
------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                    5,744              6,165

Securities (note 3):
      Available-for-sale, at fair value                                           23,861             23,269
      Held-to-maturity, at amortized cost                                         11,905             11,378
Federal Reserve Bank stock, at cost                                                   75                 75
Federal Home Loan Bank Stock, at cost                                                403                  -
Loans, net (notes 4, 9 and 10)                                                    79,842             75,484
Bank premises and equipment, net (note 5)                                          1,216              1,247
Other real estate owned                                                              156                158
Accrued income receivable                                                          1,066              1,002
Other assets (note 8)                                                                683                602
------------------------------------------------------------------------------------------------------------

Total assets                                                                   $ 124,951            119,380
------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
------------------------------------------------------------------------------------------------------------

Liabilities:
      Deposits (note 6):
           Demand                                                                  9,830              8,395
           Savings and NOW accounts                                               36,322             36,554
           Time                                                                   65,052             61,729
------------------------------------------------------------------------------------------------------------
Total deposits                                                                   111,204            106,678

      Accrued interest payable                                                       537                507
      Other liabilities (note 7)                                                     553                486
------------------------------------------------------------------------------------------------------------

Total liabilities                                                                112,294            107,671
------------------------------------------------------------------------------------------------------------

Stockholders' equity (note 11):
      Common stock, $2 par value.  Authorized 350,000 shares, issued
           and outstanding 239,675 shares in 1996 and 1995                           479                479
      Capital surplus                                                              2,016              2,016
      Retained earnings                                                           10,174              9,016
      Unrealized gains (losses) on available-for-sale securities, net of deferred income tax (expense) benefit of $6 and $(102) in
           1996 and 1995, respectively (notes 3 and 8)                               (12)               198
------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                        12,657             11,709

Commitments, contingencies and other matters (notes 5, 7, 9, 10 and 11)
------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                     $ 124,951            119,380
------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

THE FIRST NATIONAL BANK OF ALTAVISTA

Statements of Income

Years Ended December 31, 1996 and 1995

(In thousands, except per share data)


--------------------------------------------------------------------------------------------------------

                                                                                   1996            1995
--------------------------------------------------------------------------------------------------------
Interest income:
      Interest and fees on loans                                               $  7,128           6,716
      Interest on securities:
           U.S. Treasury                                                            226             215
           U.S. Government agencies                                               1,264           1,398
           Corporate                                                                167             156
           States and political subdivisions (tax exempt)                           557             405
      Interest on federal funds sold                                                167             161
--------------------------------------------------------------------------------------------------------

Total interest income                                                             9,509           9,051
--------------------------------------------------------------------------------------------------------

Interest expense:
      Interest on deposits:
           Savings and NOW accounts                                               1,113           1,148
           Time - other                                                           3,098           2,842
           Time - $100,000 and over                                                 549             673
--------------------------------------------------------------------------------------------------------

Total interest expense                                                            4,760           4,663
--------------------------------------------------------------------------------------------------------
Net interest income                                                               4,749           4,388

Provision for loan losses (note 4)                                                  205             240
--------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                               4,544           4,148
--------------------------------------------------------------------------------------------------------

Noninterest income:
      Service charges on deposit accounts                                           255             210
      Net gain (loss) on calls and sales of securities (note 3)                      12            (101)
      Other operating income                                                        111              83
--------------------------------------------------------------------------------------------------------

Total noninterest income                                                            378             192
--------------------------------------------------------------------------------------------------------

Noninterest expense:
      Salaries and employee benefits (note 7)                                     1,570           1,413
      Occupancy expense                                                              95              94
      Furniture and equipment                                                       304             294
      FDIC assessment                                                               118             141
      Other operating expenses                                                      677             770
--------------------------------------------------------------------------------------------------------

Total noninterest expense                                                         2,764           2,712
--------------------------------------------------------------------------------------------------------
Income before income tax expense                                                  2,158           1,628

Income tax expense (note 8)                                                         573             438
--------------------------------------------------------------------------------------------------------

Net income                                                                     $  1,585           1,190
--------------------------------------------------------------------------------------------------------

Net income per share                                                           $   6.61            4.97
--------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

THE FIRST NATIONAL BANK OF ALTAVISTA

Statements of Changes in Stockholders' Equity

Years Ended December 31, 1996 and 1995

(In thousands, except share and per share data)

----------------------------------------------------------------------------------------------------------------------



                                                               Common Stock
                                                    ---------------------------------   Capital        Retained
                                                           Shares       Par Value       Surplus        Earnings
----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1994                               239,675    $     479          2,016           8,229

Net income                                                      -            -              -           1,190
Cash dividends declared ($1.68
      per share)                                                -            -              -            (403)
Change in unrealized losses on
      available-for-sale securities,
      net of deferred income tax
      expense of $375                                           -            -              -               -
----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995                               239,675          479          2,016           9,016

Net income                                                      -            -              -           1,585
Cash dividends declared ($1.78
      per share)                                                -            -              -            (427)
Change in unrealized gains on
      available-for-sale securities,
      net of deferred income tax
      benefit of $108                                           -            -              -               -
----------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1996                               239,675    $     479          2,016          10,174
----------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------
                                                 Unrealized
                                                    Gains
                                                 (losses) on
                                                 Available-
                                                  for-Sale
                                                 Securities       Total
-------------------------------------------------------------------------
Balances, December 31, 1994                       (530)           10,194

Net income                                           -             1,190
Cash dividends declared ($1.68
      per share)                                     -              (403)
Change in unrealized losses on
      available-for-sale securities,
      net of deferred income tax
      expense of $375                              728               728
-------------------------------------------------------------------------
Balances, December 31, 1995                        198            11,709

Net income                                           -             1,585
Cash dividends declared ($1.78
      per share)                                     -              (427)
Change in unrealized gains on
      available-for-sale securities,
      net of deferred income tax
      benefit of $108                             (210)             (210)
-------------------------------------------------------------------------

Balances, December 31, 1996                        (12)           12,657
-------------------------------------------------------------------------


See accompanying notes to financial statements.

THE FIRST NATIONAL BANK OF ALTAVISTA

Statements of Cash Flows

Years Ended December 31, 1996 and 1995

(In thousands)

--------------------------------------------------------------------------------------------------------
                                                                                 1996              1995
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
      Net income                                                        $       1,585             1,190
      Adjustments to reconcile net income to net cash provided
           by operating activities:
                Depreciation of bank premises and equipment                       202               194
                Write-down of other real estate owned                              --                 15
                Amortization of core deposit premium                               18                21
                Amortization of net unearned fees                                (102)              (87)
                Net amortization (accretion) of premiums and
                     discounts on securities                                       (2)              (19)
                Provision for loan losses                                         205               240
                Provision for deferred income taxes                               (33)              (95)
                Net (gain) loss on calls and sales of securities                  (12)              101
                Net (increase) decrease in:
                     Accrued income receivable                                    (64)              (66)
                     Other assets                                                  51               111
                Net increase (decrease) in:
                     Accrued interest payable                                      30                91
                     Other liabilities                                             67                24
--------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                       1,945             1,720
--------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
      Purchases of held-to-maturity securities                                 (1,961)           (2,350)
      Purchases of available-for-sale securities                               (5,959)          (10,640)
      Proceeds from maturities and calls of held-to-maturity
           securities                                                           1,437             6,611
      Proceeds from sales, maturities and calls of available-for-sale
           securities                                                           5,061             7,365
      Purchase of Federal Home Loan Bank stock                                   (403)               --
      Net increase in loans                                                    (4,614)           (2,794)
      Recoveries on loans charged off                                             144               161
      Purchases of bank premises and equipment                                   (172)             (191)
      Addition of other real estate owned                                          --               (17)
      Rent payments on other real estate owned                                      2                --
--------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                          (6,465)           (1,855)
--------------------------------------------------------------------------------------------------------

                                                                                            (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Statements of Cash Flows

(In thousands)

---------------------------------------------------------------------------------------------------------------------

                                                                                               1996             1995
---------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
      Net increase (decrease) in demand, savings and NOW deposits                   $         1,203           (2,449)
      Net increase in time deposits                                                           3,323            4,175
      Dividends paid                                                                           (427)            (403)
---------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                                     4,099            1,323
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                           (421)           1,188

Cash and cash equivalents, beginning of year                                                  6,165            4,977
---------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                              $         5,744            6,165
---------------------------------------------------------------------------------------------------------------------


Supplemental disclosure of cash flows information: Cash paid during the year for:

           Income taxes                                                             $           628              609
---------------------------------------------------------------------------------------------------------------------

           Interest                                                                 $         4,730            4,572
---------------------------------------------------------------------------------------------------------------------


Supplemental schedule of noncash investing and financing activities:

           Transfer of loans to repossessed properties                              $             9               60
---------------------------------------------------------------------------------------------------------------------

           Loans charged against the allowance for loan
                losses                                                              $           298              340
---------------------------------------------------------------------------------------------------------------------

           Transfers of securities from held-to-maturity to
                available-for-sale                                                  $             -           11,553
---------------------------------------------------------------------------------------------------------------------

           Unrealized gains (losses) on available-for-sale
                securities                                                          $          (318)           1,103
---------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

THE FIRST NATIONAL BANK OF ALTAVISTA


Notes to Financial Statements

December 31, 1996 and 1995

================================================================================
(In thousands, except share and per share data)


(1)    Summary of Significant Accounting Policies

       The accounting and reporting policies of The First National Bank of Altavista (Bank) conform to generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ from those estimates.

       The following is a summary of the more significant accounting policies:

       Securities

       The Bank classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from net income and reported in a separate component of stockholders' equity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis which approximates the level yield method. The Bank does not maintain trading account securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security.

       Loans and Allowance for Loan Losses

       Loans are stated at the amount of unpaid principal, reduced by unearned income and fees on loans, and an allowance for loan losses. Income is recognized over the terms of the loans using methods which approximate the level yield method. The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management's judgment to maintain the allowance for loan losses at a level it believes


                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(1)    (Continued)

       sufficient to cover losses in the collection of its loans. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, delinquencies, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

       Interest related to nonaccrual loans is recognized on the cash basis. Loans are generally placed in nonaccrual status when the collection of principal and interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection.

       Impaired loans are required to be presented in the financial statements at the present value of the expected future cash flows or at the fair value of the loan's collateral. Homogeneous loans such as real estate mortgage loans, individual consumer loans, home equity loans and bankcard loans, which are evaluated collectively for impairment. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans receivable are applied first to reduce interest on such loans to the extent of interest contractually due and any remaining amounts are applied to principal.

       Loan Origination and Commitment Fees and Certain Related Direct Costs

       Loan origination and commitment fees and certain direct loan origination costs charged by the Bank are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is amortizing these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Net fees related to standby letters of credit are recognized over the commitment period.

                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================


(1)    (Continued)

       Bank Premises and Equipment

       Bank premises and equipment are stated at cost, net of accumulated depreciation. Depreciation on buildings and equipment is computed by the straight-line and declining-balance methods over the estimated useful lives of the assets. The cost of assets retired and sold and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are included in determining net income. Expenditures for maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized.

       Other Real Estate Owned

       Other real estate owned consists of properties acquired through foreclosure or deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value less estimated selling costs. Losses from the acquisition of property in full or partial satisfaction of debt are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of other real estate owned are recorded in net income in the year of the sale.

       Pension Plan

       The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. The net periodic pension expense includes a service cost component, interest on the projected benefit obligation, a component reflecting the actual return on plan assets, the effect of deferring and amortizing certain actuarial gains and losses, and the amortization of any unrecognized net transition obligation on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. The Bank's funding policy is to make annual contributions in amounts necessary to satisfy the Internal Revenue Service's funding standards and to the extent that they are tax deductible.

       Income Taxes

       Income taxes are accounted for under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in net income in the period that includes the enactment date.


                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(1)    (Continued)

       Net Income Per Share

       Net income per share of common stock is computed based on the weighted average number of shares outstanding for the year. The weighted average number of common stock shares outstanding was 239,675 for 1996 and 1995.

       Statements of Cash Flows

       For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

       Recent Accounting Developments

       The FASB has issued Statement of Financial Accounting Standards (SFAS) No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. This Standard requires disclosures about derivative financial instruments - futures, forward, swap and option contracts, and other financial instruments with similar characteristics. It also amends existing requirements of SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The Bank currently does not engage in derivative transactions.

       The FASB has issued SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An estimate of the future cash flows expected to result from the use of the asset and its eventual disposition should be performed during a review for recoverability. An impairment loss (based on the fair value of the asset) is recognized if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Additionally, Standard No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. These assets will continue to be reported at the lower of carrying amount or net realizable value. Implementation of this Standard by the Bank during 1996 did not have a material effect on net income of the Corporation.

                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================


(1)    (Continued)

       The FASB has issued SFAS No. 122, Accounting for Mortgage Servicing Rights, which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however, those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this Standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. This statement is effective for years beginning after December 15, 1995. As the Bank does not presently service any mortgage loans, SFAS No. 122 did not have a material effect on the financial statements.

       The FASB has also issued Standard No. 123, Accounting for Stock-Based Compensation, which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earning per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Bank will continue such accounting under the provisions of APB 25. This Standard is required for fiscal years beginning after December 15, 1995. The Bank does not currently have any stock-based compensation plans.


(2)    Restrictions on Cash

       To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $540 and $482 for the weeks including December 31, 1996 and 1995, respectively.

                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(3)    Securities

            The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities at December 31, 1996 and 1995 are as follows:

                                                                                             1996
                                                            ------------ --------------------------------- ------------
                                                                                  Gross          Gross
                                                                  Amortized     Unrealized     Unrealized         Fair
Available-for-Sale                                                Costs           Gains         Losses          Values
-----------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
      of U.S. Government corporations
      and agencies                                       $       11,834              46           (102)         11,778
Obligations of states and political
      subdivisions                                                4,194              98            (32)          4,260
Mortgage-backed securities - Government                           7,028              53            (96)          6,985
Other securities                                                     50               -              -              50
Corporate securities                                                773              15              -             788
-----------------------------------------------------------------------------------------------------------------------

Totals                                                   $       23,879             212           (230)         23,861
-----------------------------------------------------------------------------------------------------------------------

Held-to-Maturity
-----------------------------------------------------------------------------------------------------------------------

U.S. Treasury securities and obligations
      of U.S. Government corporations
      and agencies                                       $        3,635              17            (11)          3,641
Obligations of states and political
      subdivisions                                                8,253              79            (57)          8,275
Mortgage-backed securities - private                                 17               -              -              17
-----------------------------------------------------------------------------------------------------------------------

Totals                                                   $       11,905              96            (68)         11,933
-----------------------------------------------------------------------------------------------------------------------

                                                                                             1995
                                                            -----------------------------------------------------------
                                                                                  Gross          Gross
                                                                  Amortized     Unrealized     Unrealized         Fair
Available-for-Sale                                                Costs           Gains         Losses          Values
-----------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
      of U.S. Government corporations
      and agencies                                       $       10,579             143            (23)         10,699
Obligations of states and political
      subdivisions                                                3,969             156            (24)          4,101
Mortgage-backed securities - Government                           7,621              77            (49)          7,649
Other securities                                                     50               -              -              50
Corporate securities                                                750              22             (2)            770
-----------------------------------------------------------------------------------------------------------------------

Totals                                                   $       22,969             398            (98)         23,269
-----------------------------------------------------------------------------------------------------------------------

                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(3)    (Continued)

                                                                                             1995
                                                            ------------ --------------------------------- ------------
                                                                                  Gross          Gross
                                                                  Amortized     Unrealized     Unrealized         Fair
Held-to-Maturity                                                  Costs           Gains         Losses          Values
-----------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
      of U.S. Government corporations
      and agencies                                       $        5,027              51             (7)          5,071
Obligations of states and political
      subdivisions                                                6,327             130            (33)          6,424
Mortgage-backed securities - private                                 24               -              -              24
-----------------------------------------------------------------------------------------------------------------------

Totals                                                   $       11,378             181            (40)         11,519
-----------------------------------------------------------------------------------------------------------------------

            The amortized costs and fair values of available-for-sale and held-to-maturity securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                             1996
                                                            -----------------------------------------------------------
                                                                              Available-for-Sale       Held-to-Maturity
                                                            -----------------------------------------------------------
                                                                  Amortized        Fair         Amortized         Fair
                                                                  Costs          Values          Costs          Values
-----------------------------------------------------------------------------------------------------------------------
Due in one year or less                                  $            -               -            969             973
Due after one year through five years                            10,049          10,055          5,741           5,785
Due after five years through ten years                            4,695           4,762          3,780           3,768
Due after ten years                                               2,107           2,059          1,398           1,390
-----------------------------------------------------------------------------------------------------------------------
                                                                 16,851          16,876         11,888          11,916

Mortgage-backed securities                                        7,028           6,985             17              17
-----------------------------------------------------------------------------------------------------------------------

Totals                                                   $       23,879          23,861         11,905          11,933
-----------------------------------------------------------------------------------------------------------------------


            Proceeds from sales of available-for-sale securities during 1995 were approximately $4,646 and proceeds from sales of held-to-maturity securities during 1995 were approximately $105. No securities were sold in 1996. Sales of held-to-maturity securities during 1995 occurred near enough to the securities' maturity dates to be considered as maturities under Statement 115. Gross gains of $12 were realized in 1996 on calls of securities. Gross gains of approximately $10 and gross losses of approximately $111 were realized in 1995.

                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================


(3)    (Continued)

       On December 18, 1995, the Bank transferred securities from held-to-maturity to available-for-sale with unamortized costs of approximately $11,553, gross unrealized gains of approximately $265 and gross unrealized losses of approximately $43, in accordance with a one-time provision for implementation of Statement 115.

       Securities with amortized costs of approximately $3,801 and $3,247 (market values of $3,807 and $3,299, respectively) as of December 31, 1996 and 1995, respectively, were pledged as collateral for public deposits.


(4)    Loans

       A summary of loans at December 31, 1996 and 1995 follows:

                                                                                                    1996          1995
------------------------------------------------------------------------------------------- ---------------------------
Real estate loans:
      Residential                                                                          $      37,184        36,626
      Other                                                                                        7,903         7,713
Loans to individuals for household, family
      and other consumer expenditures                                                             28,902        25,340
Commercial and industrial loans                                                                    6,363         6,270
All other loans                                                                                      634           783
-----------------------------------------------------------------------------------------------------------------------
Total loans, gross                                                                                80,986        76,532

Less unearned income and fees                                                                       (470)         (425)
-----------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income and fees                                                            80,516         76,107

Less allowance for loan losses                                                                      (674)         (623)
-----------------------------------------------------------------------------------------------------------------------

Loans, net                                                                                 $      79,842         75,484
-----------------------------------------------------------------------------------------------------------------------


       Nonaccrual loans amounted to approximately $80 and $80 at December 31, 1996 and 1995, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for 1996 and 1995. There were no commitments to lend additional funds to customers whose loans were on nonaccrual at December 31, 1996.

       In the normal course of business, the Bank has made loans to executive officers and directors. At December 31, 1996, loans to executive officers and directors were approximately $837 compared to $970 at December 31, 1995. During 1996, new loans to executive officers and directors amounted to approximately $207 and repayments amounted to approximately $340. Loans to companies in which executive officers and directors have


                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(4)    (Continued)

       an interest amounted to approximately $1,330 and $1,322 at December 31, 1996 and 1995, respectively. In addition, dealer loans purchased from companies owned by certain directors, and against whom the bank has recourse, amounted to approximately $2,153 and $2,000 at December 31, 1996 and 1995, respectively.

       Activity in the allowance for loan losses is summarized as follows:


                                                                                                      1996        1995
-----------------------------------------------------------------------------------------------------------------------
Balances, beginning of year                                                                    $       623         562
Provision for loan losses                                                                              205         240
Loans charged off                                                                                     (298)       (340)
Loan recoveries                                                                                        144         161
-----------------------------------------------------------------------------------------------------------------------

Balances, end of year                                                                          $       674         623
-----------------------------------------------------------------------------------------------------------------------

       At December 31, 1996 and 1995, the recorded investment in loans for which an impairment has been identified totaled approximately $144 and $223, respectively. Of this amount, approximately $40 and $40 related to loans with no valuation allowance and $104 and $183 related to loans with corresponding valuation allowances of approximately $65 and $55 at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans receivable during 1996 and 1995 was approximately $184 and $242. Interest income recognized on impaired loans during 1996 and 1995 was $9 and $28, including approximately $6 and $12, respectively, recognized on a cash basis.


(5)    Bank Premises and Equipment

       A summary of bank premises and equipment at cost, less accumulated depreciation, at December 31, 1996 and 1995 follows:

                                                                                                    1996          1995
------------------------------------------------------------------------------------------- ---------------------------
Land improvements                                                                          $         110           110
Buildings                                                                                          1,056           979
Equipment, furniture and fixtures                                                                  1,828         1,705
-----------------------------------------------------------------------------------------------------------------------
                                                                                                   2,994         2,794
Less accumulated depreciation                                                                     (2,204)       (2,002)
-----------------------------------------------------------------------------------------------------------------------
                                                                                                     790           792
Land                                                                                                 341           308
Construction-in-progress                                                                              85           147
-----------------------------------------------------------------------------------------------------------------------

                                                                                           $       1,216         1,247
-----------------------------------------------------------------------------------------------------------------------



                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(6)    Deposits

       A summary of deposits at December 31, 1996 and 1995 follows:


                                                                                                    1996                1995
-----------------------------------------------------------------------------------------------------------------------------
Noninterest bearing:
      Demand deposits                                                                   $          9,830               8,395
Interest bearing:
      Savings                                                                                     23,380              24,073
      NOW accounts                                                                                12,942              12,481
      Time deposits                                                                               54,683              51,509
      Time deposits greater than $100,000                                                         10,369              10,220
-----------------------------------------------------------------------------------------------------------------------------

                                                                                        $        111,204             106,678
-----------------------------------------------------------------------------------------------------------------------------




(7)    Pension Plan

       The Bank maintains a noncontributory defined benefit pension plan which covers substantially all of its employees. Benefits are computed based on employees' average final compensation and years of credited service. The Bank's funding policy is to make annual contributions in amounts necessary to satisfy the Internal Revenue Service's funding standards and to the extent that they are tax deductible. Pension expense amounted to approximately $92 and $92 in 1996 and 1995, respectively. Contributions of $73 and $19 were made to the Plan in 1996 and 1995, respectively.

       The funded status of the pension plan at September 30, 1996 and 1995 (most recent information available) is as follows:


                                                                                                       1996           1995
----------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets                                                                      $       1,144            982
----------------------------------------------------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
      Vested benefits                                                                                    691            585
      Nonvested benefits                                                                                  14             10
----------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                                           705            595

Effect of projected future salary increases                                                              554            595
----------------------------------------------------------------------------------------------------------------------------

Projected benefit obligation                                                                           1,259          1,190
----------------------------------------------------------------------------------------------------------------------------
Plan assets less than projected benefit obligation                                                      (115)          (208)
Unrecognized net gain                                                                                   (446)          (343)
Unrecognized net transition obligation                                                                    55             59
Unrecognized prior service cost                                                                           70             75
----------------------------------------------------------------------------------------------------------------------------

Accrued pension cost included in other liabilities                                             $        (436)          (417)
----------------------------------------------------------------------------------------------------------------------------


                                                                     (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================


(7)    (Continued)

       Pension cost under the plan is summarized as follows:

                                                                                                      1996        1995
-----------------------------------------------------------------------------------------------------------------------
Service cost                                                                                   $        94          86
Interest cost                                                                                           89          80
Actual return on plan assets                                                                           (88)        (76)
Net amortization (accretion)                                                                            (3)          2
-----------------------------------------------------------------------------------------------------------------------

Net pension cost                                                                               $        92          92
-----------------------------------------------------------------------------------------------------------------------



       The expected long-term rate of return on plan assets was 9 percent for 1996 and 1995. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation at September 30, 1996 and 1995 were 7.5 and 6.0 percent, respectively. Plan assets consisted of cash equivalents, U.S. Government securities, mortgage-backed securities, corporate bonds and equities securities in a pooled pension fund administered by the Virginia Bankers Association.


(8)    Income Taxes

       Total income taxes for the years ended December 31, 1996 and 1995 are allocated as follows:

                                                                                                      1996        1995
-----------------------------------------------------------------------------------------------------------------------
Income                                                                                         $       573         438
Stockholders' equity for unrealized gains
      (losses) on available-for-sale
      securities recognized for financial
      reporting purposes                                                                              (108)        375
-----------------------------------------------------------------------------------------------------------------------

Total                                                                                          $       465         813
-----------------------------------------------------------------------------------------------------------------------


       Income tax expense (benefit) attributable to income before income tax expense is summarized as follows:


                                                                                                      1996        1995
-----------------------------------------------------------------------------------------------------------------------
Current                                                                                        $       606         533
Deferred                                                                                               (33)        (95)
-----------------------------------------------------------------------------------------------------------------------

Total                                                                                          $       573         438
-----------------------------------------------------------------------------------------------------------------------

                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================


(8)    (Continued)

       Included in income tax expense were tax expenses of approximately $4 and tax benefits of approximately $34 for the years ended December 31, 1996 and 1995, respectively, related to net realized gains and losses on the calls and sales of securities.

       Income tax expense for the years ended December 31, 1996 and 1995 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to income before income tax expense as a result of the following:


                                                                                                      1996        1995
-----------------------------------------------------------------------------------------------------------------------
Computed "expected" income tax expense                                                         $       734         554
Increase (reduction) in income tax expense
      resulting from:
           Tax-exempt interest                                                                        (190)       (139)
           Disallowance of interest expense                                                             28          21
           Other                                                                                         1           2
-----------------------------------------------------------------------------------------------------------------------

Total                                                                                          $       573         438
-----------------------------------------------------------------------------------------------------------------------

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:


                                                                                                      1996        1995
-----------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
      Loans, principally due to allowance for
           loan losses                                                                         $       133         116
      Accrued pension, due to accrual for financial
           reporting purposes in excess of actual
           pension contributions                                                                       148         142
      Loans, due to net unearned fees                                                                  112         120
      Net unrealized losses on available-for-sale
           securities                                                                                    6           -
      Other                                                                                             18          16
-----------------------------------------------------------------------------------------------------------------------
Total gross deferred tax assets                                                                        417         394
      Less valuation allowance                                                                           -           -
-----------------------------------------------------------------------------------------------------------------------

Net deferred tax assets                                                                                417         394
-----------------------------------------------------------------------------------------------------------------------

                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(8)    (Continued)


                                                                                                      1996        1995
-----------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
      Bank premises and equipment, due to
           differences in depreciation                                                         $        55          70
      Prepaid expenses, due to capitalization
           for financial reporting purposes                                                              2           3
      Net unrealized gains on available-for-sale
           securities                                                                                    -         102
-----------------------------------------------------------------------------------------------------------------------

Total gross deferred tax liabilities                                                                    57         175
-----------------------------------------------------------------------------------------------------------------------

Net deferred tax asset, included in other assets                                               $       360         219
-----------------------------------------------------------------------------------------------------------------------

       The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 1996 and 1995, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carryback periods available under current tax laws.


(9)    Financial Instruments with Off-Balance-Sheet Risk

       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

       Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract. The Bank's maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

       The Bank requires collateral to support financial instruments when it is deemed necessary. The Bank evaluates such customers' creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, real estate, accounts receivable, inventory, and property, plant and equipment.

                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(9)    (Continued)

       Financial instruments whose contract amounts represent credit risk:

                                                                                                  Contract Amounts at
                                                                                                       December 31,
                                                                                               ------------------------
                                                                                                    1996          1995
-----------------------------------------------------------------------------------------------------------------------
Commitments to extend credit                                                               $       7,419         5,785
-----------------------------------------------------------------------------------------------------------------------

Standby letters of credit                                                                  $         737           754
-----------------------------------------------------------------------------------------------------------------------

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

       Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of the Bank's credit commitments at December 31, 1996 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.


(10)   Concentrations of Credit Risk

       The Bank grants commercial, residential, consumer and agribusiness loans to customers in the central Virginia area. The Bank has a diversified loan portfolio which is not dependent upon any particular economic sector. As a whole, the portfolio could be affected by general economic conditions in the central Virginia region.

       The Bank's commercial loan portfolio is diversified, with no significant concentrations of credit. The real estate loan portfolio consists principally of 1-4 family residential property. The installment loan portfolio consists of consumer loans primarily for automobiles and other personal property. These loans are generally collateralized by the related property. Overall, the Bank's loan portfolio is not concentrated within a single industry or group of industries, the loss of any one or more of which would generate a materially adverse impact on the business of the Bank.


                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================


(10)   (Continued)

       The Bank has established operating policies relating to the credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property. Credit approval is principally a function of collateral and the evaluation of the creditworthiness of the borrower based on available financial information.


(11)   Dividend Restrictions and Capital Requirements

       Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 1996, retained net profits which were free of such restriction approximated $1,945.

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

       As of December 31, 1996, the most recent notification from Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(11)   (Continued)

       The Bank's actual capital amounts and ratios are also presented in the table below.

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                            For Capital                        Prompt Corrective
                                        Actual           Adequacy Purposes                     Action Provisions
                                    ----------------- ----------------------            ------------------------------
                                    Amount    Ratio     Amount       Ratio              Amount                Ratio
-----------------------------------------------------------------------------           ------------------------------
As of December 31, 1996:
    Total Capital                                              (Greater than or                (Greater than or
       (to Risk Weighted Assets)   $13,233    16.63%    6,365  equalled to)     8.0%    7,957  equalled to)       10.0%
    Tier I Capital                                             (Greater than or                (Greater than or
       (to Risk Weighted Assets)    12,559    15.79%    3,183  equalled to)     4.0%    4,774  equalled to)       6.0%
    Tier I Capital (Leverage)                                  (Greater than or                (Greater than or
       (to Average Assets)          12,559    10.14%    4,954  equalled to)     4.0%    6,192  equalled to)       5.0%

As of December 31, 1995:
    Total Capital                                              (Greater than or                (Greater than or
       (to Risk Weighted Assets)   $12,006    15.88%    6,048  equalled to)     8.0%     7,560 equalled to)       10.0%
    Tier I Capital                                             (Greater than or                (Greater than or
       (to Risk Weighted Assets)    11,383    15.06%    3,024  equalled to)     4.0%     4,536 equalled to)       6.0%
    Tier I Capital (Leverage)                                  (Greater than or                (Greater than or
       (to Average Assets)          11,383     9.63%    4,728  equalled to)     4.0%     5,909 equalled to)       5.0%


(12)   Disclosures About Fair Value of Financial Instruments

       Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires the Bank to disclose estimated fair values of its financial instruments.

       The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value.

       Cash and Due from Banks

       The carrying amount is a reasonable estimate of fair value.

       Federal Funds Sold

       The carrying amount is a reasonable estimate of fair value.


                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================


(12)  (Continued)

      Securities

      The fair value of securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

      Loans

      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate - residential, real estate - other, loans to individuals and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

      The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for operating expenses and prepayments. The estimate of maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

      Deposits

      The fair value of demand deposits, NOW accounts and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      Commitments to Extend Credit and Standby Letters of Credit

      The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1996 and 1995, and as such, the related fair values have not been estimated.


                                                                    (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements

(In thousands, except share and per share data)

================================================================================

(12)   (Continued)

       The carrying amounts and approximate fair values of the Bank's financial instruments are as follows at December 31, 1996 and 1995:


                                                                                                   December 31,
                                                                                                       1996
                                                                                        --------------------------------
                                                                                             Carrying       Approximate
                                                                                             Amounts       Fair Values
-----------------------------------------------------------------------------------------------------------------------
Financial assets:
      Cash and due from banks                                                       $          3,159             3,159
      Federal funds sold                                                                       2,585             2,585
      Securities:
           Available-for-sale                                                                 23,861            23,861
           Held-to-maturity                                                                   11,905            11,933
      Federal Reserve Bank Stock                                                                  75                75
      Federal Home Loan Bank Stock                                                               403               403
      Loans, net of unearned income and fees                                                  80,516            80,675
-----------------------------------------------------------------------------------------------------------------------

Total financial assets                                                              $        122,504           122,691
-----------------------------------------------------------------------------------------------------------------------

Financial liabilities:
      Deposits                                                                               111,204           111,755
-----------------------------------------------------------------------------------------------------------------------

Total financial liabilities                                                         $        111,204           111,755
-----------------------------------------------------------------------------------------------------------------------

                                                                                                   December 31,
                                                                                                     1995
                                                                                       --------------------------------
                                                                                            Carrying       Approximate
                                                                                             Amounts       Fair Values
-----------------------------------------------------------------------------------------------------------------------
Financial assets:
      Cash and due from banks                                                                  2,576             2,576
      Federal funds sold                                                                       3,589             3,589
      Securities:
           Available-for-sale                                                                 23,269            23,269
           Held-to-maturity                                                                   11,378            11,519
      Federal Reserve Bank Stock                                                                  75                75
      Loans, net of unearned income and fees                                                  76,107            76,653
-----------------------------------------------------------------------------------------------------------------------

Total financial assets                                                              $        116,994           117,681
-----------------------------------------------------------------------------------------------------------------------

Financial liabilities:
      Deposits                                                                               106,678           106,888
-----------------------------------------------------------------------------------------------------------------------

Total financial liabilities                                                         $        106,678           106,888
-----------------------------------------------------------------------------------------------------------------------


                                                                   (Continued)

THE FIRST NATIONAL BANK OF ALTAVISTA

Notes to Financial Statements


(In thousands, except per share data)

================================================================================


(12)   (Continued)

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets and bank premises and equipment and other real estate owned. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


================================================================================